RACKSPACE TECHNOLOGY, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
(Adopted and Effective March 16, 2021)

The purpose of the Rackspace Technology, Inc. Executive Change in Control Severance Plan, as amended from time to time (the “Plan”), is to retain executives and other key employees by providing them with a higher degree of financial security and ensuring their continued dedication to their duties in the event of any threat or occurrence of a Change in Control, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

ARTICLE I
DEFINITIONS
Section 1.01     As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)    “Accrued Obligations” means, with respect to any Participant, the sum of (i) any earned but unpaid Base Salary through the Participant’s Date of Termination, (ii) any earned but unpaid annual bonus, commission or performance bonus as of the Participant’s Date of Termination, (iii) any accrued but unpaid vacation pay through the Participant’s Date of Termination that is payable to the extent required by applicable law, (iv) subject to submission by the Participant of supporting documentation, any unreimbursed business expenses incurred by the Participant through the Date of Termination in accordance with the Company’s reimbursement policy and (v) any other accrued and vested payments or benefits owed to the Participant under the terms of any employee benefit plan or program of the Company Group applicable to the Participant.
(b)    “Affiliate” means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(c)    “Base Salary” means, with respect to any Participant, the greater of (i) the Participant’s annual base rate of salary in effect as of the Participant’s Date of Termination, or (ii) the Participant’s annual base rate of salary in effect immediately prior to the Change in Control; provided, in each case, that if the Participant’s termination is due to Good Reason based on a material reduction in Base Salary under Section 1.01(t)(iii) of this Plan, then “Base Salary” means the Participant’s annual base rate of salary in effect immediately prior to such reduction.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” shall have the meaning given to such term in an employment or similar agreement between any member of the Company Group and the applicable Participant, or, if no such employment or similar agreement exists or if “Cause” is not defined therein, then Cause shall mean any of the following: (i) the Participant’s willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of the Company Group, other than customary and de minimis use of such property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company Group; (ii) the Participant’s abandonment of duties (other than by reason of Disability); (iii) the Participant’s failure to follow lawful directives of the Company, or failure to meet reasonable performance objectives following a written warning and opportunity to cure for 30 days; (iv) a felony conviction or indictment, a plea of guilty or nolo contendere by the Participant, or other conduct by the Participant that has or would result in material injury to the reputation of the Company Group, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by the Participant of any employment, non-competition or other restrictive covenant agreement or similar agreement with any member of the Company Group, including the restrictive covenant obligations set forth in Article V of this Plan; or (vi) a significant violation by the Participant of the employment and management policies of any member of the Company Group applicable to the Participant.
(f)    “Change in Control” has the meaning ascribed to such term in the Rackspace Technology, Inc. 2020 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto.
(g)    “Change in Control Protection Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of such Change in Control.
(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(i)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
(j)    “Company” means Rackspace Technology, Inc., a Delaware corporation, and any successor thereto.
(k)    “Company Group” means the Company (or, following a Change in Control, the surviving corporation to the extent applicable) and each of its Affiliates.
(l)    “Committee” means the Compensation Committee of the Board.
(m)    “Date of Termination” means the date that a Participant’s employment with the Company (or an Affiliate, as applicable) ends, which date shall be specified in the Notice of Termination (as determined in accordance with the terms of this Plan).
(n)    “Disability” has the meaning ascribed to such term in the Rackspace Technology, Inc. 2020 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto.
(o)    “Effective Date” means March 16, 2021.
(p)    “Eligible Employee” means any full-time employee of any member of the Company Group who has been designated as eligible to participate in the Plan by the Committee in its sole discretion. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Section 201, 301, and 404 of ERISA.
(q)    “Equity Award” means any stock option, restricted stock unit or other equity or equity-based award held by a Participant that was granted pursuant to an Equity Plan and an award agreement thereunder.

(r)    “Equity Plan” means any equity incentive plan maintained by the Company from time to time pursuant to which a Participant has been granted an equity or equity-based incentive award, including, without limitation, the Rackspace Technology, Inc. 2020 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto.
(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t)    “Good Reason” shall have the meaning given to such term in an employment or similar agreement between any member of the Company Group and the applicable Participant, or, if no such employment or similar agreement exists or if “Good Reason” is not defined therein, then Good Reason shall mean the occurrence of any of the following events, without the Participant’s prior written consent: (i) the repeated failure by the Company Group to comply with a material term of any employment or similar agreement between any member of the Company Group and the Participant, after written notice has been delivered by the Participant to the applicable member of the Company Group specifying the alleged failure; (ii) a substantial and unusual reduction in the Participant’s responsibilities and authority; or (iii) a reduction in the Participant’s Base Salary or Target Bonus of more than 5% as in effect immediately prior to such reduction; provided, that if the Participant elects to terminate the Participant’s employment with the Company Group for “Good Reason,” the Participant must first provide a Notice of Termination to the Company within 30 days of the occurrence of the Good Reason condition, after which the Company shall have 60 days to cure such Good Reason condition; provided, further, that if the Company has not cured such condition and the Participant elects to terminate employment, the Participant must do so within 10 days after the end of such cure period.
(u)    “Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Plan relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice, subject to such other terms and conditions of this Plan).
(v)    “Participant” means each of the Tier 1 Participants, the Tier 2 Participants and the Tier 3 Participants (collectively, the “Participants”).
(w)    “Qualifying Termination” means a termination of the Participant’s employment with the Company Group either by the Company or an Affiliate other than for Cause or by the Participant for Good Reason. For purposes of clarification, a termination of a Participant’s employment by reason of the Participant’s death or Disability shall not constitute a Qualifying Termination.
(x)    “Release” means a release of claims in the Company’s standard form as may be updated by the Company from time to time.
(y)    “Retention Award” means any retention, transaction or similar bonus awarded to a Participant that is payable in cash, other than any equity or equity-based award or any annual bonus, commission or annual performance bonus awarded pursuant to any cash incentive plan or program maintained by the Company Group. If any portion of a Retention Award is subject to vesting based on the achievement of any financial or Company Group performance metrics, then such performance metrics will be deemed to be achieved at 100% of their target levels and any applicable individual performance goals or goals based on subjective criteria will be deemed to have been attained in full.
(z)    “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(aa)    “Severance Multiple” means the following number as applicable: (i) 2.0 with respect to any Tier 1 Participant, (ii) 1.5 with respect to any Tier 2 Participant and (iii) 1.0 with respect to any Tier 3 Participant.
(bb)    “Target Bonus” means, with respect to any Participant, the sum of the Participant’s annual target bonus, commission and annual performance bonus opportunity, as applicable, pursuant to any cash incentive plan or program maintained by the Company Group in which the Participant is eligible to participate for the Company’s fiscal year in which the Participant’s Date of Termination occurs, or if greater, such Target Bonus amount in effect immediately prior to the Change in Control, and in either case, calculated on the basis that any applicable individual performance goals or goals based on subjective criteria have been attained in full; provided, that if the Participant’s termination is due to Good Reason based on a material reduction in Target Bonus under Section 1.01(t)(iii) of this Plan, then “Target Bonus” means such Target Bonus amount in effect immediately prior to such reduction.
(cc)    “Tier 1 Participant” means the Company’s Chief Executive Officer and any member of the Company’s Executive Leadership Team who holds the title of Executive Vice President, in each case, whom the Committee has designated as a Tier 1 Participant pursuant to Section 2.01 of this Plan.
(dd)    “Tier 2 Participant” means any member of the Company’s Executive Leadership Team who holds the title of Senior Vice President and whom the Committee has designated as a Tier 2 Participant pursuant to Section 2.01 of this Plan.
(ee)    “Tier 3 Participant” means any employee who holds the title of Senior Vice President but is not a member of the Company’s Executive Leadership Team and any other Eligible Employee, in each case, whom the Committee has designated as a Tier 3 Participant pursuant to Section 2.01 of this Plan.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.01    Each Eligible Employee who has been designated to participate in this Plan as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant by the Committee, in its sole discretion shall become a Participant and be eligible to receive payments and benefits under this Plan. Promptly following such designation by the Committee, the Company shall provide written notice substantially in the form attached hereto as Exhibit A (a “Participation Letter”) to each Participant with respect to the Participant’s designation as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant in this Plan. The Committee may, in its sole discretion, approve modifications to the Tier to which one or more Eligible Employees have been designated to reflect changes in work status from time to time.
Section 2.02    Any severance payments or benefits payable to any Participant under this Plan shall be in lieu of any severance payments or benefits to which the Participant may otherwise have been entitled to pursuant to any employment or similar agreement between any member of the Company Group and the applicable Participant and shall be in lieu of any other severance plan, policy, program, agreement or arrangement of the Company Group as in effect from time to time.
ARTICLE III
PLAN ADMINISTRATION
Section 3.01    This Plan shall be interpreted, administered and operated by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof or such other persons from time to time as it may designate. The Committee is authorized to interpret this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to resolve ambiguities under this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority, in its sole discretion but subject to the provisions of this Plan to determine who shall be a Participant and to establish the terms and conditions of any payment or benefit payable under this Plan. Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
Section 3.02    All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with such administration, and the Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.
ARTICLE IV
SEVERANCE BENEFITS AND PAYMENTS
Section 4.01    Qualifying Termination. If a Participant incurs a Qualifying Termination at any time during the Change in Control Protection Period, the Participant shall be entitled to receive the following payments and benefits, subject to Section 4.02 and Article XI of this Plan:
(a)    Accrued Obligations. The Participant shall be paid or provided the Accrued Obligations within 10 days after the Date of Termination or as soon as possible thereafter in the case of any Accrued Obligation (e.g., commissions) which cannot be reasonably calculated by such date, but in any case no later than 65 days after the Date of Termination, subject to such earlier payment date as may be required by applicable law.

(b)    Cash Severance Payment. The Participant shall receive a cash severance payment in an amount equal to (i) the sum of the Participant’s Base Salary and Target Bonus, multiplied by (ii) the Participant’s applicable Severance Multiple, payable in a single lump sum within 65 days after the Date of Termination, provided that the Participant’s Release has become irrevocable and effective in accordance with Section 4.02, subject to Section 11.02 of this Plan.
(c)    Target Bonus. The Participant shall receive a payment equal to his or her Target Bonus, prorated to reflect the number of days worked by the Participant in the Company’s fiscal year in which the Participant’s Date of Termination occurs. Such prorated Target Bonus shall be paid to the Participant in a single lump sum within 65 days after the Date of Termination, provided that the Participant’s Release has become irrevocable and effective in accordance with Section 4.02, subject to Section 11.02 of this Plan.
(d)    Continued Health Benefits. The Participant shall receive a cash payment equal to 18  months of the applicable aggregate premium cost for continued Company group health insurance coverage for the Participant and his eligible dependents pursuant to COBRA, based on the Participant’s elections with respect to health insurance coverage in effect as of the Date of Termination (which amount will be based on the premium for the first month of COBRA coverage), and regardless of whether the Participant elects COBRA continuation coverage (the “Health Insurance Payment”). Such Health Insurance Payment shall be paid to the Participant in a single lump sum within 65 days after the Date of Termination, provided that the Participant’s Release has become irrevocable and effective in accordance with Section 4.02, subject to Section 11.02 of this Plan. In addition, the Participant shall receive a single sum cash payment (a “Health Insurance Tax Payment”) from the Company or any successor thereto in an amount equal to the sum of (A) 100% of the amount of federal, state, local, and foreign income taxes, as applicable, that become due by the Participant with respect to receipt of the Health Insurance Payment, and (B) an amount necessary to pay all additional federal, state, local, and foreign income taxes, as applicable, imposed on the Participant attributable to the receipt of the payment amount described in clause (A), computed assuming the application of the highest marginal rate of income taxation applicable to the Participant in the calendar year in which the Health Insurance Tax Payment is to be made; provided, that any Health Insurance Tax Payment due to the Participant under this Section 4.01(d) shall be paid to the Participant no later than the end of the calendar year next following the calendar year in which the Participant remits the related taxes on the Health Insurance Payment to the applicable taxing authority.

(e)    Outplacement Services. The Company will reimburse the Participant for the actual costs incurred by the Participant for any outplacement services obtained by the Participant during the 12-month period following the Date of Termination in an amount not to exceed $20,000 for any Tier 1 Participant or Tier 2 Participant, or $10,000 for any Tier 3 Participant, or in such other amount as determined by the Committee from time to time, in each case, subject to the Participant’s delivery to the Company of appropriate supporting documentation to substantiate such costs in accordance with the Company’s reimbursement policy, as in effect from time to time.

(f)    Equity Awards. Any Equity Award held by the Participant as of the Date of Termination shall be subject to the terms of the applicable Equity Plan and award agreement evidencing such Equity Award. In the event that (i) any outstanding Equity Award then held by the Participant as of the date on which a Change in Control occurs is assumed, converted or replaced by the surviving corporation (including the Company if the Company is the surviving corporation) or its parent in the Change in Control transaction and (ii) the vesting of such Equity Award so assumed, converted or replaced is subject to acceleration in whole or in part upon the Participant’s Qualifying Termination at any time during the Change in Control Protection Period, then the Participant shall receive a single sum cash payment (a “Tax Payment”) from the Company or any successor thereto in an amount equal to the sum of (A) 50% of the amount of federal, state, local, and foreign income taxes, as applicable, that become due by the Participant with respect to the Equity Award following such accelerated vesting in respect of the calendar year during which the applicable ordinary income taxation event occurs with respect to the Equity Award, and (B) an amount necessary to pay all additional federal, state, local, and foreign income taxes, as applicable, imposed on the Participant attributable to the receipt of the payment amount described in clause (A), computed assuming the application of the highest marginal rate of income taxation applicable to the Participant in the calendar year in which the Tax Payment is to be made; provided, that any Tax Payment due to the Participant under this Section 4.01(f) shall be paid to the Participant no later than the end of the calendar year next following the calendar year in which the Participant remits the related taxes with respect to the Equity Award to the applicable taxing authority.
(g)    Retention Awards. The amount of any Retention Awards held by the Participant, to the extent not previously paid, shall become fully vested and paid in full in a single lump sum within 65 days after the Date of Termination, provided that the Participant’s Release has become irrevocable and effective in accordance with Section 4.02, subject to Section 11.02 of this Plan, notwithstanding any terms to the contrary set forth in the award agreement or similar agreement evidencing such Retention Awards.
Section 4.02    Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under Section 4.01 of this Plan (other than payment of the Accrued Obligations) shall be conditioned upon the following events:
(a)    The Participant’s execution, delivery and non-revocation of an effective Release (such effective date of the Release, the “Release Effective Date”), which Release shall be delivered to the Participant within 5 days following the Date of Termination and which must be executed (and not revoked) by the Participant within 60 days following the Date of Termination (the “Release Period”); and
(b)    The Participant’s continued compliance with the restrictive covenant obligations set forth in Article V of this Plan.
Notwithstanding anything herein to the contrary, if the Committee determines, in its reasonable good faith and discretion, that a Participant has not satisfied any of the conditions precedent or subsequent in Article V of this Plan, (i) any entitlement of the Participant to receive any payments or benefits due under this Plan (other than payment of the Accrued Obligations) shall be forfeited, and (ii) the Participant shall be obligated to promptly repay the Company all amounts of payments and benefits the Participant previously received under this Plan (other than the Accrued Obligations); provided, that if a court subsequently determines that the Participant did satisfy such conditions, the Participant’s entitlement to receive such payments and benefits shall be reinstated in accordance with the terms thereof.

ARTICLE V
RESTRICTIVE COVENANTS
Section 5.01    Condition Precedent and Subsequent. As a condition precedent and subsequent to the receipt of any severance payments and benefits provided to a Participant under Section 4.01 of this Plan (other than the Accrued Obligations), the Participant, in order to accept any such benefits and payments under this Plan, must comply with the restrictive covenants set forth in Sections 5.02 through Section 5.05 of this Plan. For the avoidance of doubt, the restrictive covenants set forth in Sections 5.02 through Section 5.05 of this Plan shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which a Participant is subject pursuant to any other plan or agreement containing restrictive covenants or conditions to which such Participant is a party with any member of the Company Group (or, in the case of any plan, as a recipient of any award or benefits thereunder), such that the longest and broadest of such restrictions shall apply (without duplication).
Section 5.02    Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Participant agrees that during the Participant’s employment or other service relationship with the Company Group, and for the one year period following the Participant’s termination of such relationship for any reason, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another (a) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company Group to terminate their relationship with or leave the employ of the Company Group, or in any way interfere with the relationship between any member of the Company Group, on the one hand, and any officer, director or employee thereof, on the other hand, (b) hire (or other similar arrangement) any person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company Group until 6 months after such individual’s relationship (whether as an officer, director or employee) with the Company Group has ended, or (c) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company Group, on the other hand.
Section 5.03    Non-Competition. To the fullest extent permitted by applicable law and to further preserve the confidentiality of the Company Group’s confidential information, the Participant agrees that during the Participant’s employment or other service relationship with the Company Group, and for the one year period following the Participant’s termination of such relationship for any reason, the Participant will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services in a competitive capacity, directly or indirectly, as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells managed dedicated or cloud computing services substantially similar to those services provided by the Company Group, including but not limited to (a) professional advisory services for the migration, deployment or management of cloud technologies; (b) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet; (c) hosted or managed email, storage, collaboration, compute, virtual networking, applications, and similar services, or (d) any related IT services or products substantially similar to the Company Group’s products or services. Notwithstanding the foregoing, the Participant shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than 5% of the outstanding interest in such business.
Section 5.04    Nondisclosure of Confidential Information; Return of Property. The Participant recognizes and acknowledges that he or she has access to the confidential information and/or has had material contact with the Company Group’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Participant agrees that at any time during or after the period of the Participant’s employment or other service relationship with the Company Group, the Participant shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Participant’s benefit or the benefit of any person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Participant’s termination of employment for any reason, the Participant shall promptly deliver to the Company (with the cost of shipping reimbursed by the Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group’s customers, business plans, marketing strategies, products or processes. The Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought and, if requested by the Company Group, shall reasonably assist such counsel in resisting or otherwise responding to such process.
Section 5.05    Non-Disparagement. The Participant shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company Group,

or any of its successors, directors or officers. The foregoing shall not be violated by the Participant’s truthful responses to legal process or inquiry by a governmental authority.
Section 5.06    Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Article V (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Participant hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. The Participant further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Participant in connection with the Participant’s entitlement to receive severance payments and benefits pursuant to the terms and conditions of the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Participant is or may become subject in connection with any relationship with the Company Group.
Section 5.07    Enforcement. If the Participant breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (a) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (b) the right and remedy to require the Participant to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Participant as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by the Participant of any of the Restrictive Covenants, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.
Section 5.08    Defend Trade Secrets Act. Notwithstanding anything in this Plan to the contrary, pursuant to the Defend Trade Secrets Act of 2016, as may be amended from time to time, the Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (a) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
ARTICLE VI
EXCESS PARACHUTE PAYMENTS
Section 6.01    If it is determined (as hereafter provided) that any payment, benefit, entitlement or distribution by the Company (or any of its Affiliates or by the person(s) or entity or entities effecting the Change in Control), to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (including, without limitation, pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (or any successor provision thereto or any similar statute or code), and (iii) but for this sentence, be subject to excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to the Participant (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Participant (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times the Participant’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to the Participant under this Plan shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Plan, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Plan or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Participant, in the aggregate, equals the Safe Harbor Amount; provided that in all events any Payment which receives the favorable valuation under Q&A-24 (b) and (c) of Treas. Reg. §1-280G shall not be reduced before all Payments which do not receive such favorable valuation have been reduced. All calculations under this Section 8.01 shall be determined by a national accounting firm or consulting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to the Participant and the Company. For purposes of this Plan, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
ARTICLE VII
TERMINATION PROCEDURE
Section 7.01    Any purported termination of a Participant’s employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party given in accordance with Article X of this Plan. Any failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under this Plan or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Plan.

ARTICLE VIII
NO MITIGATION OR OFFSET
Section 8.01    The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits under this Plan, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 4.01 of this Plan. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant following the Date of Termination as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
ARTICLE IX
SUCCESSORS; BINDING AGREEMENT
Section 9.01    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.
Section 9.02    This Plan shall inure to the benefit of and shall be binding upon the Company, its permitted successors and assigns.
Section 9.03    No right or interest of a Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective, and no such right or interest of any Participant shall be liable for or subject to any debt, obligation or liability of such Participant. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate. Further, when a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative.
ARTICLE X
NOTICES
Section 10.01    For purposes of this Plan, notices and all other communications provided for in this Plan shall be given in writing and delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, 5 days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Rackspace Technology, Inc.
Attention: Chief People Officer
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218

ARTICLE XI
SECTION 409A
Section 11.01    To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that this Section 11.01 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action. The Company makes no representations that the payments or benefits provided under this Plan will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Plan. Nothing in this Plan shall provide a basis for any Participant or other person to take any action against the Company or any other member of the Company Group based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any other member of the Company Group shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.
Section 11.02    Notwithstanding anything to the contrary in this Plan, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, any severance payments to which a Participant may be entitled pursuant to Section 4.01 of the Plan shall be paid on the later of (a) the Release Effective Date and (b) the first regularly scheduled payroll date that occurs in the second calendar year.
Section 11.03    Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the 6-month period following such Participant’s Separation from Service to the extent that the Committee reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period without interest thereon.

Section 11.04    Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service, and, for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
Section 11.05    For purposes of Section 409A of the Code, each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
Section 11.06    Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Plan does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year; (b) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
ARTICLE XII
PLAN AMENDMENT AND TERMINATION
Section 12.01    The Committee (or the Board) reserves the right to amend, suspend and/or terminate the Plan, including any Participation Letter, at any time in its sole discretion; provided, that no such amendment, suspension or termination shall materially and adversely impact the right of any Participant under the Plan without the Participant’s prior written consent.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
Section 13.01    No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company Group in which a Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.
Section 13.02    No Right to Employment. Nothing contained in this Plan or any documents relating to this Plan shall (a) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (b) constitute any contract or agreement of employment, or (c) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.
Section 13.03    Tax Withholding. The Company or any other member of the Company Group shall be entitled to withhold from any amounts payable under this Plan any federal, state, local, and foreign withholding and other taxes and charges that the applicable member of the Company Group is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Section 13.04    No Effect on Other Benefits. Amounts payable under this Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements of any member of the Company Group, except to the extent expressly provided therein or herein.
Section 13.05    Governing Law. It is intended that this Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and this Plan shall be administered in a manner consistent with such intent. This Plan, including the interpretation, construction and performance of the provisions hereof and all rights hereunder, shall be governed, construed and interpreted in accordance with ERISA and, to the extent not preempted by federal law, the laws of the State of Delaware.
Section 13.06    Unfunded Obligation. All amounts payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein.
Section 13.07    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
Section 13.08    Compensation Recoupment. Any payments or benefits that a Participant receives pursuant to the Plan are and will be subject to any compensation claw-back or recoupment policies of the Company, whether now or in the future existing, that are intended or designed to comply with applicable law or governmental regulations, including any rules or regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as may be amended from time to time, or by any stock exchange on which the Company’s securities are listed, that may be applicable to the Participant, as in effect from time to time and as approved by the Board or the Committee (whether or not approved before or after the adoption of the Plan) or as may be required by applicable law.
ARTICLE XIV
CLAIMS, INQUIRIES, APPEALS
Section 14.01    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:
Claims Administrator – Attn: Kelly Butler, Vice President – Racker Rewards
Rackspace Technology, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218

Section 14.02    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the Participant within 30 days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
Section 14.03    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Committee within 60 days after the application is denied (or deemed denied). The Committee will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:
Claims Administrator – Attn: Kelly Butler, Vice President – Racker Rewards
Rackspace Technology, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Committee may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
Section 14.04    Decision on Review. The Committee will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Committee will give prompt, written notice of his or her decision to the applicant. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Committee’s decision is not given to the applicant within the time prescribed in this Section 14.04 the application will be deemed denied on review.
Section 14.05    Rules and Procedures. The Committee may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
Section 14.06    Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 14.01 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 14.03 above and (d) has been notified in writing that the Committee has denied the appeal (or the appeal is deemed to be denied due to the Committee’s failure to take any action on the claim within the time prescribed by Section 14.04 above).
Section 14.07    Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendant state claims if not otherwise preempted by ERISA) remains unresolved after the exhaustion of the claims procedure outlined in Section 14.01 through Section 14.06, above, will be submitted to the exclusive jurisdiction of the United States District Court for the Western District of Texas.
Section 14.08    Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan; provided, that, in the event that a Participant is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan following a Change in Control, and provided that the Participant prevails on at least one material issue related to his or her claim(s) under the Plan, then the successor corporation or a parent or subsidiary of the successor corporation in such Change in Control transaction shall reimburse the attorneys’ fees incurred by the Participant. With respect to any other dispute under this Plan, the court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).

EXHIBIT A

RACKSPACE TECHNOLOGY, INC.
1 FANATICAL PLACE
CITY OF WINDCREST
SAN ANTONIO, TEXAS 78218
[INSERT DATE]
[INSERT NAME]
c/o Rackspace Technology, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218

Re:     The Rackspace Technology, Inc.
    Executive Change in Control Severance Plan
Dear [NAME]:
This letter agreement (the “Participation Letter”) relates to the Rackspace Technology, Inc. Executive Change in Control Severance Plan, as may be amended from time to time (the “Plan”). Through this Participation Letter, you are being offered the opportunity to become a participant in the Plan.
Rackspace Technology, Inc. (the “Company”) has designated you as a Tier [__] Participant (as defined in the Plan) and thereby you are eligible to receive the severance and other benefits set forth in the Plan subject to the terms and conditions thereof. A copy of the Plan has been made available to you. You should read the Plan carefully and understand its terms and conditions and those set forth below.
By accepting this Participation Letter, you acknowledge the following provisions:
•that you have received and reviewed a copy of the Plan;
•that the severance and other benefits set forth in the Plan are in lieu of and will replace any severance payments or benefits to which you may otherwise have been entitled under any employment or similar agreement between you and the Company or an affiliate or any other severance plan, policy, program, agreement or arrangement of the Company or an affiliate;
•that you understand that participation in the Plan requires that you agree to the terms of the Plan and that you irrevocably and voluntarily agree to those terms; and
•that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein.
[For California-resident participants only: Notwithstanding any provision of the Plan or this Participation Letter to the contrary, the restrictive covenant obligations set forth in Section 5.02 (Non-Solicitation; No Hire) and Section 5.03 (Non-Competition) shall not apply to you for purposes of the Plan, including for purposes of determining any severance or other benefits to which you may become entitled thereunder.]
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You hereby agree that (i) your acceptance of this Participation Letter will result in your participation in the Plan subject to the terms and conditions thereof and (ii) this Participation Letter may not be amended, modified or terminated except pursuant to Article XII of the Plan.
This Participation Letter is subject in all respects to the terms and provisions of the Plan. In the event of any conflict between the terms of this Participation Letter and the terms of the Plan, the terms of the Plan shall govern.
Your participation in the Plan will be effective upon your acceptance of this Participation Letter.
Please indicate your acceptance of the terms of this Participation Letter by signing this letter below and returning the letter to [] at [], and retain a signed copy of this letter for your records. If you have any questions concerning this letter, please contact [] at [].

Sincerely,
RACKSPACE TECHNOLOGY, INC.
By: ________________________________
Name:
Title:

By signing and dating this Letter below, I accept the terms of this Participation Letter and agree to become a participant in the Plan subject to the terms and conditions thereof.

_______________________________
Name: [INSERT NAME]

_______________________________
Date

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